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                                                                    EXHIBIT 11

                           ALEXANDER & BALDWIN, INC.
                       COMPUTATION OF EARNINGS PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                    (In thousands, except per share amounts)
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

                                                     1999         1998
																	  ----         ----
Basic Earnings Per Share
------------------------

   Net income                                       $15,838      $ 7,973
																	 =======      =======

   Average number of shares outstanding              43,559       44,842
																	 =======		  =======

   Basic earnings per share                         $  0.36      $  0.18
																	 =======      =======

Diluted Earnings Per Share
--------------------------

   Net income                                       $15,838      $ 7,973
                                                    =======      =======

   Average number of shares outstanding              43,559       44,842
   Effect of assumed exercise of
      outstanding stock options                          --          289
																	 -------      -------
   Average number of shares outstanding
      after assumed exercise of
      outstanding stock options                      43,559       45,131
																	 =======      =======
   Diluted earnings per share                       $  0.36      $  0.18
                                                    =======      =======

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